UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2009

Black Gaming, LLC
(Exact name of registrant as specified in its charter)

Nevada	333-123179	20-8160036
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10777 W Twain Ave, Las Vegas, Nevada	89135
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 318-6888

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 25, 2009, Black Gaming, LLC (together with its direct and indirect wholly-owned subsidiaries, the “Company”) and Wells Fargo Foothill, Inc. (“Wells Fargo Foothill”) entered into a Second Amended and Restated Forbearance Agreement (the “Forbearance Agreement”) with respect to the Company’s Credit Agreement with Wells Fargo Foothill, dated as of December 20, 2004, as amended (the “Credit Agreement). The Forbearance Agreement amends and restates in its entirety the Amended and Restated Forbearance Agreement dated February 12, 2009 between the Company and Wells Fargo Foothill.

Pursuant to the Forbearance Agreement, during the Forbearance Period (as defined in the Forbearance Agreement) Wells Fargo Foothill agreed to forbear from enforcing its rights under the Credit Agreement that arise because of certain Designated Events of Default (as defined in the Forbearance Agreement).  Upon the expiration of the Forbearance Period, the forbearance shall terminate and Wells Fargo Foothill shall have the right to exercise any and all rights and remedies under the Credit Agreement, including the acceleration of the Company’s obligations under the Credit Agreement of approximately $14.9 million.

The Forbearance Termination Date (as defined in the Forbearance Agreement) is March 2, 2009, subject to extension to March 9, 2009 if the Company provides a restructuring term sheet to Wells Fargo Foothill by March 2, 2009. The Company also agreed to provide Wells Fargo Foothill with certain projections by March 6, 2009. Wells Fargo Foothill also consented to the continued reduction of operations at the Company’s Oasis Resort Casino Golf and Spa (the “Oasis”) during the Forbearance Period and to the ability of the Company to transfer equipment from the Oasis to one of the Company’s other operating casino locations.

The foregoing summary of the Forbearance Agreement is qualified in its entirety by reference to the complete text of the Forbearance Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	– Financial Statements and Exhibits.

Exhibit	Name
Exhibit 10.1	Second Amended and Restated Forbearance Agreement dated February 25, 2009 between the Company and Wells Fargo Foothill

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Black Gaming, LLC

Date: March 2, 2009	By:	/s/ Sean P. McKay
Sean P. McKay
	Its:	Chief Accounting Officer

EXHIBIT INDEX

Exhibit	Name
Exhibit 10.1	Second Amended and Restated Forbearance Agreement dated February 25, 2009 between the Company and Wells Fargo Foothill